Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA ANNOUNCES 3rd QUARTER 2006 INCOME FROM CONTINUING

OPERATIONS OF $540 MILLION, or $0.62 PER SHARE, UP 89% FROM YEAR AGO

Highlights:

•	Income from continuing operations up 89% versus year-ago quarter.

•	Revenues 19% higher than year-ago quarter.

•	Cash from operations was $748 million including the impact of a discretionary $200 million pension contribution, 52% higher than the year-ago quarter and 94% higher year-to-date.

•	Debt-to-capital ratio at 32.8%, within target range despite major investments in strategic growth projects.

•	Year-to-date income from continuing operations $1.9 billion, or $2.17 per share, up 82% from year ago.

•	Year-to-date annualized return on capital of 14.3%, up from 8.7% in 2005.

NEW YORK, NY – October 10, 2006 – Alcoa (NYSE: AA) today announced third quarter 2006 income from continuing operations of $540 million, or $0.62 per diluted share, an 89 percent increase from the third quarter of 2005. As expected, due to seasonal slow-downs and lower metal prices, income was lower on a sequential basis, down from $0.85 in the second quarter.

In the first nine months of 2006, Alcoa has generated more profits than in any full year in the company’s history. Year-to-date income from continuing operations was $1.9 billion, 82 percent higher than the same period in 2005.

Net income for the quarter was $537 million, or $0.61, an 85 percent increase from 2005’s $0.33 and 28 percent below the $0.85 in the second quarter.

Revenues for the quarter increased 19 percent from a year ago to $7.6 billion. Compared to the second quarter of 2006, sales decreased 2 percent primarily due to lower metal prices and seasonality. Prices for aluminum on the London Metal Exchange declined six percent this quarter.

“We continue to drive stronger performance than our results in 2005, with both the top and bottom line showing double-digit improvements over the third quarter of last year,” said Alain Belda, Alcoa Chairman and CEO. “2006 is already the strongest in Alcoa’s history, and we will continue to deliver in the fourth quarter.

“In July, we said the third quarter would be solid, but would reflect the traditional seasonal slow-down and lower metal prices. In fact, the quarter was the third best in company history even though metal prices on the LME declined six percent. While the North American automotive and the housing construction markets are softening, most of our downstream markets continue to be strong – especially aerospace and commercial transportation,” Belda added.

Cash from operations for the quarter was $748 million including the impact of a discretionary $200 million contribution to the company’s pension plans. Year-to-date, cash from operations is more than $1.2 billion, a 94 percent increase from a year ago.

Balance Sheet and Growth Projects

During the quarter, the company made strong progress on projects designed to seize growth as aluminum consumption is projected to double in the next 14 years. The Alcoa Fjardaal smelter in Iceland is now 75 percent complete and is expected to produce its first metal in the second quarter of 2007. In Brazil, the new Juruti bauxite mine and the expansion of the Sao Luis alumina refinery are underway. The refinery will produce an additional 2.1 million mtpy beginning in 2009. In North America, work continued on environmental upgrades at the company’s Warrick, Indiana smelter which will help secure its power generation self-sufficiency. At the Intalco smelter in Ferndale, WA, the company will be starting up a second potline which will produce an additional 7,500 metric tons per month beginning in the first half of 2007.

Capital expenditures for the quarter were $737 million, with 75 percent dedicated to growth projects. Year to-date, the company has invested $1.4 billion in growth projects, or approximately 67 percent of capital expenditures.

In the quarter, Alcoa also announced a definitive agreement to sell its Home Exteriors vinyl siding business. That sale, which will generate more than $300 million in cash to fund growth projects, is expected to be completed in the fourth quarter of 2006.

Days of working capital were relatively flat in the quarter compared to the third quarter of 2005. The Company’s debt-to-capital ratio stood at 32.8 percent at the end of the quarter, within the Company’s target range.

During the current quarter, the company’s effective tax rate was 24.7 percent. In the quarter, the Company recorded a discrete tax benefit of $18 million related to the cumulative correction of its deferred tax assets attributable to an international location.

The Company’s year to date annualized return on capital was 14.3 percent, compared to 8.7 percent a year ago. On a trailing four quarters basis, return on capital for the third quarter 2006 was 14.1 percent after excluding investments on growth, and 12.2 percent including those investments.

Segment and Other Results

Alumina – After-tax operating income (“ATOI”) was $271 million, down $7 million from the previous quarter, but up 74 percent from the year-ago quarter. Unfavorable currency effects, energy prices, and mix offset higher sales volumes supported by record production levels of 3,890 KMT in the quarter.

Primary Metals – Segment ATOI was $346 million, down $143 million or 29 percent from the prior quarter and up 106 percent from the year-ago quarter. The ATOI decrease resulted from lower LME prices, higher raw material costs and unfavorable currency. Third-party realized metal prices declined $108 per ton, or four percent, to $2,620 per ton. The Company purchased roughly 130 kmt of primary metal for internal use as part of its strategy to sell value-added products.

Flat-Rolled Products – ATOI for the segment was $48 million, down 39 percent from the prior quarter and down 41 percent from the year-ago quarter. The decline was primarily due to seasonal shutdowns and mill outages in North America and Europe, and an increase in direct material and energy costs. These impacts were somewhat offset by a more favorable product mix. Included in the results were $13 million in continuing start-up costs for new facilities in Russia and China as part of the long-term growth strategy.

Extruded and End Products – ATOI declined $1 million from the prior quarter due to seasonally lower volumes, offset by a more favorable mix. Segment ATOI remained flat in comparison to the prior year quarter.

Engineered Solutions – Segment ATOI declined $25 million from the prior quarter due to scheduled summer shutdowns in the auto industry coupled with lower demand in the North American automotive market. However, ATOI rose $41 million, or 121 percent, above the prior year quarter. Strong demand in the aerospace and commercial vehicle markets, continued productivity gains and targeted price increases led to the improved results.

Packaging and Consumer – Segment ATOI was lower by $13 million versus the previous quarter and $4 million from the year-ago quarter primarily due to seasonal weakness in Food Packaging and Closures and higher resin costs, partially offset by continued strength in the Consumer business. It is anticipated that the lagged recovery of the third quarter raw material cost increases will benefit the fourth quarter.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on October 10th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 129,000 employees in 44 countries and has been named one of the top sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to mitigate impacts from increased energy and raw materials costs, or other cost inflation; (d) Alcoa’s inability to achieve the level of cost savings, productivity improvements or earnings or revenue growth anticipated by management; (e) Alcoa’s inability to complete its growth projects and integration of acquired facilities as planned and by targeted completion dates; (f) unfavorable changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2005, Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	September 30, 2005 (a)	June 30, 2006 (a)	September 30, 2006
Sales	$6,401	$7,797	$7,631

Cost of goods sold	5,263	5,827	6,015
Selling, general administrative, and other expenses	304	354	326
Research and development expenses	51	50	53
Provision for depreciation, depletion, and amortization	319	324	325
Restructuring and other charges	7	(9)	(3)
Interest expense	96	98	101
Other income, net	(92)	(61)	(48)

Total costs and expenses	5,948	6,583	6,769

Income from continuing operations before taxes on income	453	1,214	862
Provision for taxes on income	109	341	213

Income from continuing operations before minority interests’ share	344	873	649
Less: Minority interests’ share	59	124	109

Income from continuing operations	285	749	540

Income (loss) from discontinued operations	4	(5)	(3)

NET INCOME	$289	$744	$537

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.33	$.86	$.62
Loss from discontinued operations	—	(.01)	—

Net income	$.33	$.85	$.62

Diluted:
Income from continuing operations	$.32	$.85	$.62
Income (loss) from discontinued operations	.01	—	(.01)

Net income	$.33	$.85	$.61

Average number of shares used to compute:
Basic earnings per common share	872,515,797	869,811,164	867,589,707
Diluted earnings per common share	876,583,063	877,005,617	873,494,404

Shipments of aluminum products (metric tons)	1,412,000	1,400,000	1,396,000

(a)	Prior periods’ financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility and the home exteriors business in discontinued operations in 2006.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Nine months ended September 30,
	2005 (a)	2006
Sales	$19,032	$22,539

Cost of goods sold	15,366	17,186
Selling, general administrative, and other expenses	947	1,035
Research and development expenses	143	150
Provision for depreciation, depletion, and amortization	941	955
Restructuring and other charges	266	(11)
Interest expense	261	291
Other income, net	(475)	(144)

Total costs and expenses	17,449	19,462

Income from continuing operations before taxes on income	1,583	3,077
Provision for taxes on income	360	836

Income from continuing operations before minority interests’ share	1,223	2,241
Less: Minority interests’ share	179	338

Income from continuing operations	1,044	1,903

Loss from discontinued operations	(35)	(14)

NET INCOME	$1,009	$1,889

Earnings (loss) per common share:
Basic:
Income from continuing operations	$1.20	$2.19
Loss from discontinued operations	(.04)	(.02)

Net income	$1.16	$2.17

Diluted:
Income from continuing operations	$1.19	$2.17
Loss from discontinued operations	(.04)	(.01)

Net income	$1.15	$2.16

Average number of shares used to compute:
Basic earnings per common share	872,054,221	869,241,174
Diluted earnings per common share	877,743,271	875,472,002

Common stock outstanding at the end of the period	872,706,561	867,077,839

Shipments of aluminum products (metric tons)	4,080,000	4,146,000

(a)	Prior period financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility and the home exteriors business in discontinued operations in 2006.

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2005 (b)	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$762	$562
Receivables from customers, less allowances: $75 in 2005 and $84 in 2006	2,860	3,523
Other receivables	427	337
Inventories	3,392	4,064
Fair value of derivative contracts	520	241
Prepaid expenses and other current assets	713	1,043

Total current assets	8,674	9,770

Properties, plants and equipment, at cost	26,769	29,025
Less: accumulated depreciation, depletion and amortization	13,661	14,544

Net properties, plants and equipment	13,108	14,481

Goodwill	6,212	6,286
Investments	1,370	1,379
Other assets	4,084	4,145
Assets held for sale	248	243

Total assets	$33,696	$36,304

LIABILITIES
Current liabilities:
Short-term borrowings	$300	$441
Commercial paper	912	2,193
Accounts payable, trade	2,570	2,700
Accrued compensation and retirement costs	1,096	1,040
Taxes, including taxes on income	871	1,019
Other current liabilities	1,445	1,166
Long-term debt due within one year	58	855

Total current liabilities	7,252	9,414

Long-term debt, less amount due within one year	5,279	4,446
Accrued pension benefits	1,477	1,248
Accrued postretirement benefits	2,105	2,082
Other noncurrent liabilities and deferred credits	1,821	1,931
Deferred income taxes	875	795
Liabilities of operations held for sale	149	154

Total liabilities	18,958	20,070

MINORITY INTERESTS	1,365	1,529

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,720	5,811
Retained earnings	9,345	10,706
Treasury stock, at cost	(1,899)	(2,022)
Accumulated other comprehensive loss	(773)	(770)

Total shareholders’ equity	13,373	14,705

Total liabilities and equity	$33,696	$36,304

(b)	Prior period financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility and the home exteriors business in discontinued operations in 2006.

Alcoa and subsidiaries

Condensed Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Nine months ended September 30,
	2005 (c)	2006
CASH FROM OPERATIONS
Net income	$1,009	$1,889
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	944	955
Deferred income taxes	(116)	(78)
Equity loss (income), net of dividends	48	(65)
Restructuring and other charges	266	(11)
Gains from investing activities – sale of assets	(409)	(11)
Provision for doubtful accounts	13	16
Loss from discontinued operations	35	14
Minority interests	179	338
Stock-based compensation	18	57
Excess tax benefits from share-based payment arrangements	—	(16)
Other	(28)	(128)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Increase in receivables	(531)	(402)
Increase in inventories	(491)	(565)
Increase in prepaid expenses and other current assets	(26)	(201)
Increase (decrease) in accounts payable and accrued expenses	277	(404)
(Decrease) increase in taxes, including taxes on income	(68)	202
Cash paid on long-term aluminum supply contract	(93)	—
Pension contributions	(364)	(344)
Net change in noncurrent assets and liabilities	17	(12)

CASH PROVIDED FROM CONTINUING OPERATIONS	680	1,234
CASH USED FOR DISCONTINUED OPERATIONS	(43)	—

CASH PROVIDED FROM OPERATIONS	637	1,234

FINANCING ACTIVITIES
Net changes to short-term borrowings	4	86
Common stock issued for stock compensation plans	27	141
Repurchase of common stock	—	(290)
Dividends paid to shareholders	(393)	(392)
Dividends paid to minority interests	(74)	(281)
Net change in commercial paper	532	1,281
Additions to long-term debt	272	20
Payments on long-term debt	(249)	(32)
Excess tax benefits from share-based payment arrangements	—	16
Other	—	64

CASH PROVIDED FROM FINANCING ACTIVITIES	119	613

INVESTING ACTIVITIES
Capital expenditures	(1,365)	(2,054)
Capital expenditures of discontinued operations	(11)	(4)
Acquisition of minority interests	(176)	(1)
Acquisitions, net of cash acquired	(257)	8
Proceeds from the sale of assets	90	19
Sale of investments	1,081	7
Change in short-term investments and restricted cash	(17)	(3)
Additions to investments	(18)	(52)
Other	(8)	8

CASH USED FOR INVESTING ACTIVITIES	(681)	(2,072)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	25

Net change in cash and cash equivalents	75	(200)
Cash and cash equivalents at beginning of year	457	762

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$532	$562

(c)	Prior period financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility and the home exteriors business in discontinued operations in 2006.

Alcoa and subsidiaries

Segment Information (unaudited)

(in millions, except metric ton amounts and realized prices)

	1Q05	2Q05	3Q05	4Q05	2005	1Q06	2Q06	3Q06
Alumina:
Third-party shipments (Kmt)	1,923	1,951	2,017	1,966	7,857	2,023	2,108	2,205
Alumina production (Kmt)	3,583	3,621	3,688	3,706	14,598	3,702	3,746	3,890
Third-party sales	$505	$533	$531	$561	$2,130	$628	$713	$733
Intersegment sales	$393	$439	$424	$451	$1,707	$555	$515	$524
ATOI	$161	$182	$156	$183	$682	$242	$278	$271
Depreciation, depletion and amortization	$41	$43	$44	$44	$172	$43	$46	$47
Income taxes	$61	$66	$47	$72	$246	$93	$112	$108
Equity (loss) income	$(1)	$—	$—	$1	$—	$(1)	$—	$(2)

Primary Metals:
Third-party realized price – aluminum	$2,042	$1,977	$1,963	$2,177	$2,044	$2,534	$2,728	$2,620
Third-party shipments (Kmt)	487	520	590	557	2,154	488	508	535
Aluminum production (Kmt)	851	899	904	900	3,554	867	882	895
Third-party sales	$1,089	$1,124	$1,204	$1,281	$4,698	$1,408	$1,589	$1,476
Intersegment sales	$1,303	$1,215	$1,108	$1,182	$4,808	$1,521	$1,696	$1,467
ATOI	$225	$187	$168	$242	$822	$445	$489	$346
Depreciation, depletion and amortization	$90	$90	$93	$95	$368	$96	$102	$100
Income taxes	$92	$75	$50	$90	$307	$197	$209	$140
Equity income (loss)	$18	$(76)	$20	$26	$(12)	$20	$28	$16

Flat-Rolled Products:
Third-party shipments (Kmt)	509	560	543	544	2,156	562	579	568
Third-party sales	$1,655	$1,763	$1,679	$1,739	$6,836	$1,940	$2,115	$2,115
Intersegment sales	$34	$36	$29	$29	$128	$49	$66	$65
ATOI	$75	$70	$81	$62	$288	$66	$79	$48
Depreciation, depletion and amortization	$52	$54	$57	$54	$217	$50	$57	$57
Income taxes	$24	$27	$30	$30	$111	$26	$25	$19
Equity loss	$—	$—	$—	$—	$—	$—	$(1)	$—

Extruded and End Products:
Third-party shipments (Kmt)	211	226	212	204	853	223	231	220
Third-party sales	$915	$992	$930	$892	$3,729	$1,038	$1,165	$1,146
Intersegment sales	$14	$19	$14	$17	$64	$23	$31	$20
ATOI	$11	$14	$16	$(2)	$39	$—	$17	$16
Depreciation, depletion and amortization (1)	$29	$30	$30	$30	$119	$28	$30	$29
Income taxes	$(2)	$13	$7	$2	$20	$1	$8	$7

Engineered Solutions:
Third-party shipments (Kmt)	38	37	36	34	145	37	38	34
Third-party sales	$1,237	$1,282	$1,242	$1,271	$5,032	$1,360	$1,405	$1,345
ATOI	$61	$61	$34	$47	$203	$83	$100	$75
Depreciation, depletion and amortization	$47	$45	$42	$42	$176	$40	$42	$43
Income taxes	$26	$30	$23	$10	$89	$37	$44	$35
Equity income	$1	$—	$—	$—	$1	$—	$—	$1

Packaging and Consumer:
Third-party shipments (Kmt)	34	46	31	40	151	40	44	39
Third-party sales	$708	$827	$806	$798	$3,139	$749	$834	$815
ATOI	$16	$41	$28	$20	$105	$8	$37	$24
Depreciation, depletion and amortization (1)	$32	$31	$31	$32	$126	$31	$31	$30
Income taxes	$10	$18	$14	$8	$50	$5	$9	$8
Equity income	$1	$—	$—	$—	$1	$—	$—	$—

(1)	Segment depreciation, depletion and amortization has been adjusted from the previously reported annual amounts to reflect the movement of certain amounts to Corporate.

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

	1Q05	2Q05	3Q05	4Q05	2005	1Q06	2Q06	3Q06
Reconciliation of ATOI to consolidated net income:
Total ATOI	$549	$555	$483	$552	$2,139	$844	$1,000	$780
Unallocated amounts (net of tax):
Impact of LIFO (2)	(19)	(2)	(22)	(56)	(99)	(36)	(49)	(19)
Interest income	7	9	12	14	42	11	10	23
Interest expense	(51)	(56)	(62)	(51)	(220)	(60)	(63)	(66)
Minority interests	(60)	(60)	(59)	(80)	(259)	(105)	(124)	(109)
Corporate expense	(69)	(73)	(82)	(88)	(312)	(89)	(82)	(64)
Restructuring and other charges	(30)	(144)	(5)	(18)	(197)	(1)	6	2
Discontinued operations	(9)	(30)	4	13	(22)	(6)	(5)	(3)
Other (2)	(58)	261	20	(62)	161	50	51	(7)

Consolidated net income	$260	$460	$289	$224	$1,233	$608	$744	$537

(2)	Certain amounts have been reclassified to Other so that this line reflects only the impact of LIFO.

Prior periods’ segment information has been reclassified to reflect the movement of the Hawesville, KY automotive casting facility and the home exteriors business to discontinued operations in 2006.

The difference between total segment third-party sales and consolidated third-party sales is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

2006 Return on Capital

	Bloomberg (1)	Annualized (2)
Net income	$2,113	$2,519

Minority interests	418	451
Interest expense (after tax)	272	283

Numerator (sum total)	$2,803	$3,253

Average Balances
Short-term borrowings	$356	$371
Short-term debt	451	457
Commercial paper	1,678	1,553
Long-term debt	4,916	4,863
Preferred stock	55	55
Minority interests	1,416	1,447
Common equity (3)	14,120	13,984

Denominator (sum total)	$22,992	$22,730

Return on capital	12.2%	14.3%

2006 Return on Capital,

Excluding Growth Investments

Net income	$2,113
Minority interests	418
Interest expense (after tax)	272

Numerator (sum total)	$2,803
Russia and Bohai net loss	85

Adjusted net income	$2,888

Average Balances (1)
Short-term borrowings	$356
Short-term debt	451
Commercial paper	1,678
Long-term debt	4,916
Preferred stock	55
Minority interests	1,416
Common equity (3)	14,120

Denominator (sum total)	$22,992

Capital projects in progress and Russia and Bohai capital base	(2,540)

Adjusted capital base	$20,452

Return on capital, excluding growth investments	14.1%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(1)	The Bloomberg Methodology calculates ROC based on trailing four quarters. Average balances are calculated as (September 2005 ending balance + September 2006 ending balance) divided by 2.
(2)	The Annualized Methodology numerator amounts are calculated using the first nine months of 2006 balances divided by 9 and multiplying that result by 12. Average balances are calculated as (September 2006 ending balance + December 2005 ending balance) divided by 2.
(3)	Calculated as total shareholders’ equity, less preferred stock.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

2005 Return on Capital

	Bloomberg (4)	Annualized (5)
Net income	$1,277	$1,345
Minority interests	227	239
Interest expense (after tax)	263	269

Numerator (sum total)	$1,767	$1,853

Average Balances
Short-term borrowings	$154	$269
Short-term debt	272	52
Commercial paper	946	896
Long-term debt	5,382	5,366
Preferred stock	55	55
Minority interests	1,332	1,359
Common equity (6)	13,045	13,418

Denominator (sum total)	$21,186	$21,415

Return on capital	8.3%	8.7%

2005 Return on Capital,

Excluding Growth Investments

Net income	$1,277
Minority interests	227
Interest expense (after tax)	263

Numerator (sum total)	$1,767
Russia and Bohai net loss	48

Adjusted net income	$1,815

Average Balances (4)
Short-term borrowings	$154
Short-term debt	272
Commercial paper	946
Long-term debt	5,382
Preferred stock	55
Minority interests	1,332
Common equity (6)	13,045

Denominator (sum total)	$21,186

Capital projects in progress and Russia and Bohai capital base	(1,736)

Adjusted capital base	$19,450

Return on capital, excluding growth investments	9.3%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(4)	The Bloomberg Methodology calculates ROC based on trailing four quarters. Average balances are calculated as (September 2004 ending balance + September 2005 ending balance) divided by 2.
(5)	The Annualized Methodology numerator amounts are calculated using the first nine months of 2005 balances divided by 9 and multiplying that result by 12. Average balances are calculated as (September 2005 ending balance + December 2004 ending balance) divided by 2.
(6)	Calculated as total shareholders’ equity, less preferred stock.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

	Quarter ended
	September 30, 2005	December 31, 2005	September 30, 2006
Days of Working Capital
Receivables from customers, less allowances	$2,997	$2,860	$3,523
Add: Inventories	3,453	3,392	4,064
Less: Accounts payable, trade	2,325	2,570	2,700

Working Capital	$4,125	$3,682	$4,887

Sales	$6,401	$6,536	$7,631

Days of Working Capital	59.3	51.8	58.9

Days of Working Capital = Working Capital divided by (Sales/number of days in the quarter)